Exhibit 10.64

THE ALLMERICA FINANCIAL

NON-QUALIFIED RETIREMENT SAVINGS PLAN

(Effective January 1, 2005)

TABLE OF CONTENTS

THE ALLMERICA FINANCIAL

NON-QUALIFIED RETIREMENT SAVINGS PLAN

ARTICLE	TITLE	PAGE
I	NAME, PURPOSE AND EFFECTIVE DATE OF PLAN	1

II	DEFINITIONS	1

III	ELIGIBILITY AND PARTICIPATION	7

IV	PARTICIPANT ACCOUNTS, SALARY REDUCTION ELECTIONS AND PLAN BENEFITS	9

V	VESTING AND PAYMENT OF PLAN BENEFITS	12

VI	PLAN ADMINISTRATION	14

VII	AMENDMENT AND TERMINATION	15

VIII	MISCELLANEOUS	15

THE ALLMERICA FINANCIAL

NON-QUALIFIED RETIREMENT SAVINGS PLAN

ARTICLE I

NAME, PURPOSE AND EFFECTIVE DATE OF PLAN

1.01	Name and Purpose of Plan. This Plan shall be known as The Allmerica Financial Non-Qualified Retirement Savings Plan (the “Plan”).

This Plan has been adopted by First Allmerica Financial Life Insurance Company (“First Allmerica”). First Allmerica, formerly known as State Mutual Life Assurance Company of America, has adopted this deferred compensation plan for the benefit of certain highly compensated employees to ensure that the overall effectiveness of First Allmerica’s compensation and benefits programs for top management will attract, retain and motivate qualified personnel. This Plan is intended to be a non-qualified and unfunded plan, maintained by First Allmerica solely for the purpose of providing deferred compensation benefits to a select group of management or highly compensated employees.

1.02	Plan Effective Date. The effective date of this Plan is January 1, 2005.

ARTICLE II

DEFINITIONS

As used in this Plan, the following words and phrases shall have the meanings set forth herein unless a different meaning is clearly required by the context.

2.01	“Accrued Benefit” means the sum of the balances in a Participant’s Employee Contribution Account, Employer Contribution Account and Additional Employer Contribution Account.

2.02	“Annualized Base Compensation” means the total Base Compensation anticipated to be paid by the Company to an Employee during a twelve-month period, excluding any anticipated compensation increases and any anticipated bonuses and non-cash compensation. Provided, however, that Annualized Base Compensation shall be determined without reduction for (i) any anticipated Code Section 401(k) salary reduction contributions to be contributed on the Employee’s behalf for the Plan Year to the Defined Contribution Plan, (ii) the amount of any anticipated salary reduction contributions to be contributed on the Employee’s behalf for the Plan Year to any Code Section 125 plan sponsored by the Company, and (iii) the amount of any anticipated Base Compensation to be deferred pursuant to the terms of this Plan.

For an Employee employed by the Company on a December 1, the Employee’s Annualized Base Compensation shall be determined by the Plan Administrator for the immediately succeeding Plan Year. For an Employee who first completes an Hour of Service after a December 1, the Employee’s initial Annualized Base Compensation shall be determined by the Plan Administrator as of the date the Employee first completes an Hour of Service, with subsequent Annualized Base Compensation amounts being determined by the Plan Administrator for each such Employee employed by the Company on a December 1 as of such date for the immediately succeeding Plan Year.

2.03	“Base Compensation” means the total base compensation paid to an Employee by the Company during a Plan Year, excluding bonuses and non-cash compensation, as reported on the Employee’s W-2 for the Plan Year. Provided, however, that Base Compensation shall be determined without reduction for (i) any Code Section 401(k) salary reduction contributions contributed on the Employee’s behalf for the Plan Year to the Defined Contribution Plan, (ii) the amount of any salary reduction contributions contributed on the Employee’s behalf for the Plan Year to any Code Section 125 plan sponsored by the Company, and (iii) the amount of any Base Compensation deferred pursuant to the terms of this Plan.

2.04	“Beneficiary” means the person, trust, organization or estate designated to receive Plan benefits payable on or after the death of a Participant.

2.05	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.06	“Company” means First Allmerica Financial Life Insurance Company (herein sometimes referred to as the “Employer” or “First Allmerica”).

2.07	“Compensation” means, except for those amounts excluded below, the total salary, bonuses and other taxable remuneration paid to an Employee by the Company during a Plan Year, as reported on the Employee’s W-2 for the Plan Year. Provided, however, that Compensation shall be determined without reduction for (i) any Code Section 401(k) salary reduction contributions contributed on the Employee’s behalf for the Plan Year to the Defined Contribution Plan, (ii) the amount of any salary reduction contributions contributed on the Employee’s behalf for the Plan Year to any Code Section 125 plan sponsored by the Company, and (iii) the amount of any Base Compensation deferred pursuant to the terms of this Plan.

Notwithstanding the above, Compensation shall not include:

(i)	incentive compensation paid to Employees pursuant to the Company’s Executive Long Term Performance Unit Plan or pursuant to any similar or successor executive incentive compensation plan;

(ii)	Employer contributions to a deferred compensation plan or arrangement (other than salary reduction contributions to a Section 401(k) or 125 plan or amounts deferred pursuant to the terms of this Plan, as described above) either for the Plan Year of deferral or for the Year included in the Employee’s gross income;

(iii)	any income which is received by or on behalf of an Employee in connection with the grant, receipt, settlement, exercise, lapse of risk of forfeiture or restriction on transferability, or disposition of any stock option, stock award, stock grant, stock appreciation right or similar right or award granted under any plan, now or hereafter in effect, of the Company or any successor to the Company, its parent, any such successor’s parent, its subsidiaries or affiliates, or any stock or securities underlying any such option, award, grant or right;

(iv)	severance payments paid in a lump sum;

(v)	Code Section 79 imputed income, long term disability payments and workers’ compensation payments;

(vi)	taxable moving expense allowances or taxable tuition or other educational reimbursements;

(vii)	non-cash taxable benefits provided to executives, including the taxable value of Company-paid club memberships, chauffeur services and Company-provided automobiles; and

(viii)	other taxable amounts received other than cash compensation for services rendered, as determined by the Plan Administrator.

2.08	“Defined Contribution Plan” means the Allmerica Financial Retirement Savings Plan, a qualified retirement plan, as in effect from time to time.

2.09	“Employee” means a full-time salaried employee of the Company.

2.10	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.11	“Hour of Service” means:

(a)	Each hour for which an Employee is paid, or entitled to payment, for the performance of duties for the Company. For purposes of the Plan an Employee shall be credited with 45 Hours of Service for each complete or partial week he or she would be credited with at least one Hour of Service under this Section 2.11.

(b)	Each hour for which an Employee is paid, or entitled to payment, by the Company on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty or leave of absence. Notwithstanding the preceding sentence:

(i)	No more than 1000 hours shall be credited to an Employee under this Subsection (b) on account of any single continuous period during which the Employee performs no duties (whether or not such period occurs in a single computation period);

(ii)	No hours shall be credited under this Subsection (b) for any payments made or due under a plan maintained solely for the purpose of complying with any applicable worker’s compensation, unemployment compensation or disability insurance laws; and

(iii)	No hours shall be credited under this Subsection (b) for a payment which solely reimburses an Employee for medical or medically related expenses incurred by the Employee.

For purposes of this Subsection (b) a payment shall be deemed to be made by or due from the Company regardless of whether such payment is made by or due from the Company directly, or indirectly, through, among others, a trust fund or insurer, to which the Company contributes or pays premiums.

(c)	Each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Company. The same Hours of Service shall not be both credited under Subsections (a) or (b), as the case may be, and under this Subsection. No more than 501 Hours shall be credited under this Subsection for a period of time during which an Employee did not or would not have performed duties.

(d)	Special rules for determining Hours of Service under Subsection (b) or (c) for reasons other than the performance of duties.

In the case of a payment which is made or due which results in the crediting of Hours of Service under Subsection (b) or in the case of an award or agreement for back pay, to the extent that such an award or agreement is made with respect to a period during which an Employee performs no duties, the number of Hours of Service to be credited shall be determined as follows:

(i)	In the case of a payment made or due which is calculated on the basis of units of time (such as days or weeks), the number of Hours of Service to be credited to Employees shall be determined as provided in Subsection (a).

(ii)	Except as provided in Paragraph (d)(iii), in the case of a payment made or due which is not calculated on the basis of units of time, the number of Hours of Service to be credited shall be equal to the amount of the payment divided by the Employee’s most recent hourly rate of compensation (as determined below) before the period during which no duties are performed.

A.	In the case of Employees whose compensation is determined on the basis of a fixed rate for specified periods of time (other than hours) such as days or weeks, the hourly rate of compensation shall be the Employee’s most recent rate of compensation for a specified period of time (other than an hour), divided by the number of hours regularly scheduled for the performance of duties during such period of time.

B.	In the case of Employees whose compensation is not determined on the basis of a fixed rate for specified periods of time, the Employee’s hourly rate of compensation shall be the lowest hourly rate of compensation paid to Employees in the same job classification as that of the Employee or, if no Employees in the same job classification have an hourly rate, the minimum wage as established from time to time under Section 6(a)(1) of the Fair Labor Standards Act of 1938, as amended.

(iii)	Rule against double credit. An Employee shall not be credited on account of a period during which no duties are performed with more hours than such Employee would have been credited but for such absence.

(e)	Crediting of Hours of Service to computation periods.

(i)	Hours of Service described in Subsection (a) shall be credited to the Employee for the computation period or periods in which the duties are performed.

(ii)	Hours of Service described in Subsection (b) shall be credited as follows:

A.	Hours of Service credited to an Employee on account of a payment which is calculated on the basis of units of time (such as days or weeks) shall be credited to the computation period or periods in which the period during which no duties are performed occurs, beginning with the first unit of time to which the payment relates.

B.	Hours of Service credited to an Employee by reason of a payment which is not calculated on the basis of units of time shall be credited to the computation period in which the period during which no duties are performed occurs, or if the period during which no duties are performed extends beyond one computation period, such Hours of Service shall be allocated between not more than the first two computation periods in accordance with reasonable rules established by the Company, which rules shall be consistently applied with respect to all Employees within the same job classification, reasonably defined.

(iii)	Hours of Service described in Subsection (c) shall be credited to the computation period or periods to which the award or agreement for back pay pertains, rather than to the computation period in which the award, agreement or payment is made.

(f)	Rules for Non-Paid Leaves of Absence. For purposes of the Plan, an Employee will also be credited with Hours of Service during any non-paid leave of absence granted by the Company. The number of Hours of Service to be credited under this Subsection (f) shall be determined as provided in Subsection (a); provided, however, that no more than the number of Hours in one regularly scheduled work year of the Company will be credited for each non-paid leave of absence. Hours of Service described in this Subsection (f) shall be credited to the Employee for the computation period or periods during which the leave of absence occurs.

2.12	“Normal Retirement Age” means age 65.

2.13	“Participant” means an Employee who satisfies the conditions for participation set forth in Subsections 3.01(a), 3.01(b) or 3.01(c).

2.14.	“Plan Year” means a calendar year.

2.15	“Year of Service” means each computation period during which an Employee completes at least 1,000 Hours of Service with the Company, commencing on the date an Employee first completes an Hour of Service and each twelve-month period commencing on the anniversary of such date.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.01

(a)    Eligibility to Make Base Compensation Deferrals. To be eligible to make Base Compensation Deferrals for a Plan Year, to be credited to his or her Employee Contribution Account, an employee of the Company must meet the following requirements:

(i)	be an Employee who is not on a leave of absence from the Company (paid or unpaid) on December 1 of the immediately preceding Plan Year;

(ii)	have an Annualized Base Compensation for the Plan Year (calculated as described in Section 2.02 of the Plan) in excess of the Code Section 401(a)(17) compensation limit in effect for the Defined Contribution Plan for such Plan Year ($210,000 for 2005); and

(iii)	for eligible Employees who are employed on a December 1, have executed a Salary Reduction Agreement satisfactory to the Plan Administrator prior to the commencement of the Plan Year for which Base Compensation Deferrals shall be effective (or, for eligible Employees who first complete an Hour of Service after a December 1, have executed such a Salary Reduction Agreement within 30 days of the date they first complete an Hour of Service).

Notwithstanding (iii) above, for the 2005 Plan Year only, an otherwise eligible Employee employed by the Company on December 1, 2004, may execute a Salary Reduction Agreement satisfactory to the Plan Administrator on or prior to January 31, 2005 in order to be eligible to make deferrals of Base Compensation paid on or after the effective date of the election.

(b)	Eligibility for Company-Paid Contribution. To be eligible to receive a Company-paid contribution for a Plan Year, to be credited to an Employer Contribution Account to be established for each such eligible Employee, an employee must meet the following requirements:

(i)	be an Employee;

(ii)	have Compensation for the Plan Year (as described in Section 2.07 of the Plan) in excess of the Code Section 401(a)(17) compensation limit in effect for the Defined Contribution Plan for such Plan Year ($210,000 for 2005); and

(iii)	be employed by the Company on the last day of the Plan Year or have retired from the Company during the Plan Year or died during the Plan Year while actively employed by the Company.

(c)	Eligibility for Company-Paid Non-Qualified Additional Employer Contribution. To be eligible to receive a Company-paid non-qualified additional employer contribution for a Plan Year, to be credited to an Additional Employer Contribution Account to be established for each such eligible Employee, an employee must meet the following requirements;

(i)	be an Employee;

(ii)	have Compensation for the Plan Year (as described in Section 2.07 of the Plan) in excess of the Code Section 401(a)(17) limit in effect for the Defined Contribution Plan for such Plan Year ($210,000 for 2005); and

(iii)	have contributed to the Defined Contribution Plan for the Plan Year the maximum amount permitted to be deferred as a non-catch up salary reduction contribution for such Plan Year, as described in Code Section 402(g) ($14,000 for 2005).

Notwithstanding (iii) above, otherwise eligible Employees who first complete an Hour of Service during a Plan year who have contributed during the Plan Year to a qualified 401(k) plan sponsored by their former employer(s) may furnish evidence satisfactory to the Plan Administrator of their contributions to such prior plan(s). So long as the amount contributed by the Employee to such prior plan(s) plus the amount contributed by the Company as a salary reduction contribution on behalf of the Employee to the Defined Contribution Plan equals the maximum amount permitted to be deferred as a non-catchup salary reduction contribution for such Plan Year, as described in Code Section 402(g), such Employee shall be deemed to have satisfied requirement (iii) above for such initial Plan Year.

3.02	An eligible Employee may elect to make Base Compensation Deferrals for a Plan Year by executing a Salary Reduction Agreement satisfactory to the Plan Administrator, as provided in Paragraph 3.01(a)(iii) above. As provided in such Paragraph, eligible Employees who are employed by the Company on a December 1 must execute such Salary Reduction Agreement prior to the commencement of the Plan Year for which Base Compensation Deferrals shall be effective. Notwithstanding the foregoing, as provided in such Paragraph, eligible Employees who first complete an Hour of Service after a December 1 must execute such a Salary Reduction Agreement within 30 days of the date they first complete an Hour of Service.

An otherwise eligible Employee shall automatically be eligible to receive a Company-paid employer contribution and a Company-paid additional employer contribution for a Plan Year provided the Employee satisfies the requirements of Subsections 3.01(b) and (c) above for the applicable Plan Year.

Subject to Section 3.03, once an eligible Employee becomes a Participant in the Plan, he or she shall remain a Participant until all benefits to which he or she is entitled under the Plan have been paid.

3.03	Loss of Employee’s Select Status. Notwithstanding any other provision of this Plan, if at any time the Plan Administrator determines that any Participant may not be considered by the Department of Labor or a court of competent jurisdiction to be a member of a select group of the Company’s management or highly compensated employees (as those terms are used in Section 201(2) of ERISA and related provisions), or that a Participant or Beneficiary will recognize income for state or federal income tax purposes with respect to Plan benefits not then payable, the Plan Administrator shall communicate such belief to the Company and shall follow the Company’s direction regarding any ongoing participation or future benefit eligibility of that individual. The Company shall then consider what measures are appropriate to preserve the exempt status of the Plan under ERISA as its principal objective in rectifying the situation.

ARTICLE IV

PARTICIPANT ACCOUNTS, SALARY REDUCTION ELECTIONS AND

PLAN BENEFITS

4.01	Establishment of Accounts. The Plan Administrator shall establish and maintain a memorandum Employee Contribution Account, an Employer Contribution Account and an Additional Employer Contribution Account, when appropriate, to account for each Participant’s Accrued Benefit. Amounts shall be credited to Participant Accounts in accordance with this Section 4.01 for each Plan Year. Additionally, investment earnings shall be credited to Participant Accounts pursuant to Section 4.03. The following amounts shall be credited to a Participant’s Accounts for each Plan Year:

(a)	Employee Contribution Account. That amount, if any, which an eligible Employee elects to defer for a Plan Year from his or her Base Compensation as an eligible salary reduction deferral pursuant to Subsection 3.01(a) of the Plan. Provided, however, that:

(i)	Base Compensation Salary Reduction Deferrals for a Plan Year must be equal to a percentage of Base Compensation otherwise payable to a Participant (e.g., 1%, 2% or 12 1/2% of Base Compensation otherwise payable);

(ii)	An eligible Employee may not elect to defer more than 12 1/2% of Base Compensation otherwise payable to the Employee during the Plan Year, or such larger percentage as may be approved by the Commissioner of Insurance for the Commonwealth of Massachusetts pursuant to Section 35 of Chapter 175 of the Massachusetts General Laws; and

(iii)	Except as provided in Paragraph 3.01(a)(iii) above in the case of a new hire, Salary Reduction Deferral elections must be made prior to the commencement of the Plan Year for which the Deferral shall be effective (or by January 31, 2005 in the case of the 2005 Plan Year) and, in any event, shall be irrevocable for the Plan Year for which the Deferral is effective and may not be increased, decreased or stopped during such Plan Year. Base Compensation Deferrals shall be credited to a Participant’s Employee Contribution Account within 31 days of the date such amounts would have been paid to the Participant in the absence of the Participant’s Salary Reduction Deferral election.

(b)	Employer Contribution Account. That amount, if any, which an eligible Employee is entitled to receive for each Plan Year pursuant to Subsection 3.01(b) of the Plan.

Until otherwise voted by the Company’s Board of Directors, for Plan Years commencing on or after January 1, 2005, eligible Employees employed on the last day of a Plan Year shall be entitled to receive a Company-paid contribution equal to 3% of eligible Compensation for the Plan Year (as described in Section 2.07 of the Plan), as reported on the Employee’s W-2 for the Plan Year, in excess of the Code Section 401(a)(17) compensation limitation in effect for the Defined Contribution Plan for the Plan Year ($210,000 for 2005).

Contributions shall be credited to a Participant’s Employer Contribution Account on or before March 15 of the calendar year following the Plan Year for which the contribution is to be credited.

(c)	Additional Employer Contribution Account. That amount, if any, which an eligible Employee is eligible to receive for each Plan Year pursuant to Subsection 3.01(c) of the Plan.

Until otherwise voted by the Company’s Board of Directors, for Plan Years commencing on or after January 1, 2005, eligible Employees shall be entitled to receive a Company-paid contribution equal to 5% of eligible Compensation for the Plan Year (as described in Section 2.07 of the Plan) as reported on the Employee’s W-2 for the Plan Year, in excess of the Code Section 401(a)(17) compensation limitation in effect for the Defined Contribution Plan for the Plan Year ($210,000 for 2005).

Contributions shall be credited to a Participant’s Additional Employer Contribution Account on or before March 15 of the calendar year following the Plan Year for which the contribution is to be credited.

4.02	Base Compensation Salary Reduction Elections. For new hires, during the first 30 days of an eligible Employee’s initial eligibility to participate, and thereafter for all eligible Employees, on any date which is prior to the beginning of the Plan Year for which the election is to be effective, an eligible Employee may file a signed, written salary reduction election with the Plan Administrator designating what percentage of his or her Base Compensation, as described in Section 2.03 and in Subsection 3.01(a) shall be withheld from his or her Base Compensation for the Plan Year (in substantially equal amounts per pay period, or on such other basis as shall be agreed to by the Plan Administrator) and credited instead to his or her Employee Contribution Account under this Plan. In the case of a new hire, an eligible Employee’s election to participate made within 30 days of an Employee’s initial eligibility date shall take effect as of the start of the first payroll period which begins no later than 30 days after an appropriate signed election form is received by the Plan Administrator. In the case of a new hire, an election to participate made after the first 30 days of an Employee’s initial eligibility shall be effective on the first day of the next succeeding Plan Year. Each salary reduction election shall be irrevocable after its effective date for the remainder of the Plan Year for which it was initially effective and, if an Employee is still eligible, for succeeding Plan Years unless an eligible Employee elects to change or discontinue deferral amounts, which election must be communicated in writing to the Plan Administrator prior to the commencement of the Plan Year for which it shall be effective.

4.03	Investment of Participant Accounts. The Company may from time to time designate one or more investments in which each Participant’s Accounts shall be deemed to be invested. Initially, and until changed by the Company, Participant Accounts established under this Plan shall be credited with interest at the Plan GATT Interest Rate in effect for each Plan Year. For purposes, of this Plan, the Plan GATT Interest Rate for a Plan Year means the annual rate of interest in effect under Code Section 417(e)(3) for the second month immediately preceding the first day of the Plan Year (e.g., November 2004 for the 2005 Plan Year). The deemed investment return shall be credited to a Participant’s Accounts no later than the close of each calendar month, until his or her entire vested Accrued Benefit has been distributed. Any amount(s) withdrawn from a Participant’s Accounts before the close of a given calendar month shall be credited with the deemed investment return for the amount of time during the calendar month that said amounts were credited to the Participant’s Accounts. Nothing in this Section shall be construed to require the Company to acquire or provide any of the investments selected by the Company. Any investments made by the Company shall be made solely in the name of the Company and shall remain the property of the Company.

ARTICLE V

VESTING AND PAYMENT OF PLAN BENEFITS

5.01	Vesting of Accrued Benefit. Each Participant’s Employee Contribution Account shall be 100% vested and nonforfeitable at all times.

Each Participant who first completed an Hour of Service prior to January 1, 2005 shall also have a 100% vested and nonforfeitable interest in his or her Employer Contribution and Additional Employer Contribution Accounts.

Each Participant who first completes an Hour of Service on or after January 1, 2005 shall have a vested and nonforfeitable interest in his or her Employer Contribution and Additional Employer Contribution Accounts, to be determined from the following vesting schedule:

Completed Years of Service	Vesting Percentage
Less than 1	0%
1	50%
2	100%

Notwithstanding the foregoing, a Participant’s Accrued Benefit shall become 100% vested and nonforfeitable if a Participant dies while actively employed by the Company or, if earlier, upon attainment of a Participant’s Normal Retirement Age while actively employed by the Company.

5.02	Eligibility for Plan Benefits. Any Participant (or the Beneficiary of any deceased Participant) who terminates employment with the Company or who retires or dies while actively employed by the Company shall be entitled to receive a benefit from this Plan according and subject to the provisions of this Article.

5.03	Benefit Amount. The benefit payable to any Participant or his Beneficiary who becomes entitled to a benefit from this Plan shall constitute the balance of the vested portion of the Participant’s Accrued Benefit, determined as of the close of the last calendar month before his or her benefit is due to commence, subject to adjustment for contributions and investment experience credited thereafter until all Plan benefits have been paid.

5.04	Distribution of Benefits. Except as provided in Section 5.05, a Participant’s Accrued Benefit shall be payable to him or her or to his or her Beneficiary, or such benefits shall commence to be paid, within 60 days following the earliest of the following events:

(A)	his or her retirement from the Company;

(B)	his or her termination of his employment from the Company; or

(C)	his or her death.

Except as provided in Section 5.05, payment shall be made or shall commence within 60 days after the event described above occurs. If payment is to be made in installments, the second installment shall be paid on the first business day of the calendar year following the calendar year in which payment of the first installment occurs and subsequent installments shall be paid on the first business day of each succeeding calendar year until the entire benefit amount has been paid. No Participant or Beneficiary shall be entitled to any benefit under this Plan other than payment of the Participant’s vested Accrued Benefit in accordance with this Plan as in effect as of the date of the event described above.

5.05	A Participant’s vested Accrued Benefit shall be paid in any of the following ways:

(A)	in a single sum payment;

(B)	in installments over a period of not more than 10 years; or

(C)	under any other payment method agreeable to the Plan Administrator which is permissible under Code Section 409A and any guidance issued by Internal Revenue Service (the “IRS”) thereunder.

Notwithstanding the foregoing, if termination of employment occurs as a result of a change in control (as defined by the IRS), or if a distribution is to be paid to a “key employee” of a publicly traded company (as defined by Code Section 409A and in any guidance issued by the IRS), the Plan Administrator shall delay any distributions to the Participant or to his or her Beneficiary, if necessary to comply with Code Section 409A and any guidance issued by the IRS thereunder.

Within 30 days of the date an Employee first becomes a Participant in this Plan, the Participant shall file a written election with the Plan Administrator, on a form that is furnished by or satisfactory to the Plan Administrator, specifying the benefit option that shall be effective for him or her and for his or her Beneficiary. Any such election form must provide that the first scheduled payment (including any lump sum payment) cannot be made until at least one year from the date of the election. The Participant, may, by written notice, elect to change his or her or his or her Beneficiary’s benefit option at any time, but any such change shall not be effective until the date that is one year from the date the written notice is received by the Plan Administrator. Any such change that is intended to delay the payment of benefits payable hereunder must delay the initial payment by at least five years (except in the case of death). Any benefit election shall become irrevocable as of the scheduled distribution commencement date.

Unless a Participant has elected otherwise, if a Participant dies after Plan benefits have commenced but before they have concluded under options (B) or (C) above, then the scheduled payment(s) shall continue thereafter to the Participant’s designated Beneficiary. If no Beneficiary has been designated or if no Beneficiary survives the Participant, then any remaining Plan benefits shall be paid instead in a lump sum to the Participant’s estate.

5.06	Designation of Beneficiary. Each Participant shall designate a Beneficiary on a form provided by or satisfactory to the Plan Administrator, and such designation may include primary and contingent Beneficiaries. Such designation shall remain in force until revoked by the Participant by filing a new Beneficiary designation with the Plan Administrator. If a Participant does not designate a Beneficiary or if his or her Beneficiary or any contingent Beneficiaries do not survive the Participant, the estate of the Participant shall be deemed to be his or her designated Beneficiary.

ARTICLE VI

PLAN ADMINISTRATION

6.01	Plan Administrator. The Plan Administrator shall be responsible for the general operation and administration of the Plan and for carrying out its provisions. The Plan Administrator shall consist of one or more persons appointed from time to time by the Company’s Chief Executive Officer, provided, however, that no person who is a Plan Participant may be appointed or remain as a Plan Administrator.

In the administration of this Plan, the Plan Administrator may, from time to time, employ agents and delegate to them such administrative duties he/she/they deem(s) fit and from time to time consult with counsel who may be counsel to the Company.

6.02	Powers of Administration. In addition to duties and powers conferred on him, her or they elsewhere in the Plan, the Plan Administrator shall have full authority to interpret the Plan, to decide all questions of eligibility to participate and to receive benefits under the Plan, to direct the Company to pay benefits and Plan administration expenses, to retain clerical, legal, actuarial and other professional assistance as needed, to adopt rules for operating the Plan, to notify eligible individuals of their rights under the Plan, to keep records of each Participant’s interest under the Plan, and to adopt a benefit claim and review procedure consistent with that required by ERISA. The Plan Administrator shall be entitled to rely conclusively upon all calculations, opinions, reports and data furnished with respect to the Plan by the Company or by any actuary, accountant, counsel or other person employed or engaged by the Company. The Plan Administrator’s actions and decisions shall be final and binding, unless arbitrary or capricious.

Notwithstanding any provision of the Plan to the contrary, the Plan Administrator shall have total discretion to fulfill his, her or their duties and responsibilities as he, she or they see(s) fit on a uniform and consistent basis and as he/she/they believe(s) a prudent person acting in a like capacity and familiar with such matters would do.

6.03	Books and Records. The Plan Administrator shall keep such books of account, records and other data as may be necessary for the proper administration of the Plan.

6.04	Costs and Expenses of Administration. All expenses and costs of administering the Plan shall be paid by the Company.

ARTICLE VII

AMENDMENT AND TERMINATION

7.01	Amendment and Termination. The Company reserves the right to amend the Plan in any respect, retroactively or prospectively, at any time and from time to time by a written instrument stating such intent and adopted by the Company’s Board of Directors. The Company also reserves the right to terminate the Plan at any time pursuant to a resolution of the Company’s Board of Directors.

7.02	Effect of Amendment or Termination. No amendment or termination of the Plan shall deprive any Participant or Beneficiary of any portion of a Plan benefit to which he or she was entitled when payment of such benefit commenced, if payment commenced prior to the effective date of such Plan amendment or termination, nor shall any Participant or Beneficiary be deprived of his or her right to receive any benefit to which he or she would be entitled if the Participant had terminated employment on the day before the effective date of such amendment or termination, subject to the conditions of Section 3.03.

ARTICLE VIII

MISCELLANEOUS

8.01	Protection of Employee Interest. To the extent permitted by law, the rights of any Participant or Beneficiary to any benefit or payment under this Plan shall not be subject to attachment or other legal process for the debts of such Participant or Beneficiary; and any such benefit or payment shall not be subject to anticipation, alienation, sale, transfer, assignment or encumbrance.

8.02	Unfunded Plan; No Fiduciary Relationship Created. This Plan is intended to be an unfunded plan. Nothing contained in this Plan, and no action taken pursuant to the provisions of this Plan, shall create or be construed to create a fiduciary relationship between the Company and any Plan Participant, Beneficiary or any other person. Plan benefits shall be paid from the general assets of the Company. The Company may establish a grantor trust to provide a source for benefit payments under this Plan. Any such grantor trust shall conform to the terms of the Internal Revenue Service model Rabbi Trust set forth in Revenue Procedure 92-64 (and as modified or superseded in the future), or shall otherwise be designed so as to preserve the Plan’s exempt status as an unfunded plan for the purposes of Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA. Any funds which may be invested by the Company to make provision for its obligations hereunder shall continue for all purposes to be a part of the general funds of the Company and no person other than the Company shall by virtue of the provisions of this Plan have any interest in such funds. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the rights of any unsecured general creditor of the Company.

8.03	No Enlargement of Employee Rights. No Participant shall have any right to receive a distribution of any amounts credited or earned under the Plan except in accordance with the terms of the Plan. Establishment or maintenance of the Plan shall not be construed to give any Participant the right to be retained in the service of the Company for any period of time.

8.04	Incapacity of Recipient. If any person entitled to a distribution under the Plan is deemed by the Plan Administrator to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Plan Administrator may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company and the Plan therefor.

8.05	Corporate Successors. The Plan shall not be automatically terminated by a transfer or sale of assets of the Company or by the merger or consolidation of the Company into or with any other corporation or other entity, but the Plan shall be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. In the event that the Plan is not continued by the transferee, purchaser or successor entity, then the Plan shall terminate, subject to the provisions of Section 7.02.

8.06	Unclaimed Benefit. Each Participant shall keep the Company informed of his or her current address and the current address of his or her designated Beneficiary. The Company shall not be obligated to search for the whereabouts of any person. If the location of a Participant is not made known to the Company within three years after the date on which payment of the Participant’s benefit may first be made, payment may be made as though the Participant had died at the end of the three-year period. If, within one additional year after such three-year period has elapsed, or, within three years after the actual death of a

Participant, the Company is unable to locate any designated Beneficiary of the Participant, then the Company shall have no further obligation to pay any benefit hereunder to such Participant or designated Beneficiary and such benefit shall be irrevocably forfeited.

8.07	Governing Law. All rights under this Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, to the extent they are not pre-empted by the laws of the United States of America.

IN WITNESS WHEREOF, this Plan is hereby executed below by an authorized officer of the Company, to be effective as of January 1, 2005.

First Allmerica Financial Life Insurance Company

By:	/s/ Barbara Z. Rieck
Name:	Barbara Z. Rieck
Title:	Manager, Retirement Services
Plan Administrator